FOR IMMEDIATE RELEASE

Exhibit 99.1

Flanders Corp. Hires John Oakley as Chief Financial Officer

WASHINGTON, NC – December 31, 2008 – Flanders Corporation (NASDAQ: FLDR) hired John Oakley as its new Chief Financial Officer.

Harry Smith, president and CEO, stated, “John brings extensive finance and operations experience to our company. He will be a great asset to our company and we expect John to play an integral part in executing our strategy and achieving our goals of improved productivity and EBITDA growth.”

Oakley, age 41, most recently served as Chief Financial Officer of Nexxus Lighting, Inc. Prior to starting with Nexxus Lighting in June 2007, he held several posts of increasing responsibility with Home Meridian International and its subsidiary Pulaski Furniture Corporation, including Director and CFO of Home Meridian and Senior Vice President and Chief Financial Officer of Pulaski Furniture, having joined the company in 2001. Earlier in his career, Oakley served as Corporate Controller for Collins and Aikman Floorcoverings, Inc. and Senior Auditor for Arthur Andersen.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at

(415) 433-3777.

Safe Harbor Statement

The statements made in this press release regarding Flanders executing its strategy and achieving its goals of improved productivity and EBITDA growth are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders' operations, please refer to the Company's Form 10-K for the year ended December 31, 2007, Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.